Exhibit 2.1

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of [*], 2026 is entered into between Datasea Inc., a Nevada corporation, the principal executive office of which is at Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road, Daxing District, Beijing, 102600 (“DTSS”) and Datasea Intelligent Technology Ltd., a BVI business company incorporated under the laws of the British Virgin Islands (the “BVI”), the registered office of which is at c/o Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, British Virgin Islands, and a wholly owned subsidiary of DTSS (“DIT”). DTSS and DIT are sometimes together referred to herein as the “Constituent Entities.”

RECITALS

WHEREAS, DIT was formed in the BVI on January 8, 2026 and is a wholly-owned subsidiary of DTSS; and

WHEREAS, the board of directors of each of DTSS and DIT deems it advisable and in the best interests of DTSS and DIT, respectively, upon the terms and subject to the conditions herein stated, that DTSS be merged with and into DIT and that DIT be the surviving company (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree in accordance with the applicable provisions of the laws of the State of Nevada which permit such merger, as follows:

ARTICLE I

MERGER; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), DTSS shall be merged with and into DIT, whereupon the separate existence of DTSS shall cease and DIT shall continue as the surviving company (the “Surviving Company”).

1.2 The registered office of DIT is at c/o Ogier Global (BVI) Limited, Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, British Virgin Islands.

1.3 The principal executive office of DTSS is at Room 302-5, Building C, Gemdale Viseen International Center, No.5 Shengfang Road, Daxing District, Beijing, 102600.

1.4 Effective Time. The Merger shall become effective on the date the Articles of Merger is registered with the Registry of Corporate Affairs in the British Virgin Islands (the “BVI Registrar”) as detailed in Section 3.6, or such other time that the parties hereto shall have agreed upon as stated in the Articles of Merger, being not later than 30 days after the time and date that the Articles of Merger is registered with the BVI Registrar as detailed in Section 3.6 (the “Effective Time”).

1.5 DTSS has, immediately prior to the Effective Time, an authorized share capital of 25,000,000 shares of common stock, $0.001 par value, with one vote per share of which 10,447,153 shares have been issued and are outstanding.

1.6 DIT is and was, immediately prior to the Effective Time, authorized to issue unlimited number of class A ordinary shares of no par value each with one vote per share (the “Class A Ordinary Shares”), and unlimited number of class B ordinary shares of no par value each with fifty (50) votes per share (the “Class B Ordinary Shares”), of which one Class A Ordinary Share has been issued and is outstanding.

ARTICLE II

SURVIVING CORPORATION

2.1 Surviving Company. DIT shall be the surviving company of the Merger and its name shall remain as “Datasea Intelligent Technology Ltd.”.

ARTICLE III

TERMS AND CONDITIONS OF THE MERGER

3.1 Memorandum of Association. The Memorandum of Association and Articles of Association of DIT in effect immediately prior to the Effective Time shall be the Memorandum of Association and Articles of Association of the Surviving Company at the Effective Time until thereafter amended and restated in accordance with applicable law.

3.2 Directors.

(a) There are no amounts or benefits which are or shall be paid or payable to any director of either Constituent Entity consequent upon the Merger.

(b) At the Effective Time the directors of DIT immediately prior to the Merger shall continue to be the directors of the Surviving Company, and all such directors shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the Memorandum and Articles of Association of the Surviving Company or until their earlier death, resignation or removal. Consequently, the names and addresses of the directors of DIT, as the Surviving Company are and shall be:

(a) Zhixin Lu

[   ]

(b) Fu Liu

[   ]

(c) Yijin Chen

[   ]

(d) Stephen (Chun Kwok) Wong

[   ]

(e) Yan Yang

[   ]

3.3 Officers. At the Effective Time the officers of DIT immediately prior to the Merger shall continue to be the officers of the Surviving Company, and all such officers shall hold office from the Effective Time until their respective successors have been duly elected or appointed in the manner provided in the Memorandum and Articles of Association of the Surviving Company or until their earlier death, resignation or removal.

3.4 Submission to Stockholder/Shareholder Vote. This Agreement shall be submitted to a vote of the stockholders/shareholders (as the case may be) of the Constituent Entities, respectively, as provided by applicable law.

3.5 Filing of Articles of Merger in the State of Nevada. As soon as practicable after the requisite stockholder approvals referenced in Section 3.4 hereof, DTSS shall execute and deliver the Articles of Merger for filing and recording with the Secretary of State of the State of Nevada in accordance with the Nevada Revised Statutes (NRS Ch.92A).

3.6 Registration of the Articles of Merger in the BVI. As soon as practicable after the requisite shareholder approvals referenced in Section 3.4 hereof, and forthwith after the consummation of the transactions contemplated by this Agreement, DIT will instruct its registered agent to file articles of merger (the “Articles of Merger”), containing a BVI plan of merger (the “Plan of Merger”), substantially in the form appended hereto and in compliance with the BVI Business Companies Act (As Revised) (the “Companies Act”), together with such other documents as may be required under the Companies Act, with the BVI Registrar. The Merger shall become effective upon registration of the Articles of Merger by the BVI Registrar or such date subsequent thereto, not exceeding 30 days, as is stated in the Articles of Merger.

ARTICLE IV

EFFECT OF MERGER

4.1 Effect of Merger on Constituent Entities. The Merger shall have the effect set forth in section 173 of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, DTSS shall merge with and into DIT, with DIT being the Surviving Company, and the existence of DTSS shall cease except to the extent provided by the laws of the State of Nevada. Upon the Merger becoming effective: (a) the Surviving Company will have all rights, privileges, immunities, powers, objects and purposes of each Constituent Entity; (b) assets of every description, including choses in action and the business of each Constituent Entity, will immediately vest in the Surviving Company; and (c) the Surviving Company will be liable for all claims, debts, liabilities and obligations of each Constituent Entity. Following the Merger, no conviction, judgement, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a Constituent Entity or against any member, director, officer or agent thereof, is released or impaired by the Merger and no proceedings, whether civil or criminal, pending at the time of the Merger by or against a Constituent Entity, or against any member, director, officer or agent thereof, are abated or discontinued by the Merger but (a) the proceedings may be enforced, prosecuted, settled or compromised by or against the Surviving Company or against the member, director, officer or agent thereof, as the case may be; or (b) the Surviving Company may be substituted in the proceedings for the other Constituent Entity.

4.2 Effect of Merger on Share Capital. At the Effective Time, as a result of the Merger and without any further action on the part of the Constituent Entities or their stockholders/shareholders (as the case may be):

(a) each share of the common stock of $0.001 par value of DTSS issued and outstanding immediately prior thereto shall be converted into one fully paid and non-assessable Class A Ordinary Share with no par value each in the Surviving Company with the rights, powers and privileges as described in the Memorandum and Articles of Association of the Surviving Company, except that the 2,000,000 shares of the Common Stock held by each of Zhixin Liu and Fu Liu will be converted into 2,000,000 Class B Ordinary Shares of the Surviving Company, respectively, and all shares of such common stock of DTSS shall be cancelled and retired and shall cease to exist;

(b) all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of DTSS (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by the Surviving Company and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of Class A Ordinary Shares of the Surviving Company as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and the Surviving Company shall take all steps to ensure that a sufficient number of Class A Ordinary Shares is reserved for the exercise of such Company Stock Options; and

(c) immediately upon the Effective Time, the one Class A Ordinary Share of the Surviving Company issued and outstanding and registered in the name of DTSS shall be automatically cancelled and extinguished for no consideration upon which DTSS shall cease to be entitled to any rights in respect of such Class A Ordinary Share.

4.3 Certificates. At and after the Effective Time, all of the outstanding certificates that immediately prior thereto represented shares of the common stock of DTSS and options, warrants or other securities of DTSS, shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective Class A Ordinary Shares of the Surviving Company and options, warrants or other securities of the Surviving Company, as the case may be, into which the shares represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Company or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Company or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of the common stock of DTSS and options, warrants or other securities of the Surviving Company, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE V

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

5.1 Stockholder Approval. This Agreement shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of DTSS common stock entitled to vote thereon at the record date for such actions as set by the board of directors of DTSS.

5.2 No Prohibition. None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., the BVI or any other country, that prohibits the consummation of the Merger.

5.3 Effective Registration Statement. The registration statement on Form F-4 filed with the Securities and Exchange Commission by DIT in connection with the offer and issuance of the DIT Class A Ordinary Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

5.4 Nasdaq Listing. The Surviving Company’s Class A Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance and satisfaction of other standard conditions.

5.5 Consents and Authorizations. Other than the filing of the Certificate of Merger provided for under Section 3.5 and the filing of the Articles of Merger together with such other documents as may be required under the Companies Act provided for under Section 3.6, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required of DTSS, DIT or any of their respective subsidiaries to consummate the Merger and the other transactions contemplated hereby, including, without limitation, any filings required under applicable U.S. state securities and “Blue Sky” laws, shall have been obtained or made.

5.6 There are no secured creditors of each of the Constituent Entities.

5.7 The Plan of Merger has been approved by the board of directors of each Constituent Entity pursuant to section 170(2) of the Companies Act.

5.8 The Plan of Merger has been authorised by the shareholders of each Constituent Entity pursuant to section 170(5) of the Companies Act.

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1 Further Assurances. From time to time, as and when required by DIT or by its successors or assigns, there shall be executed and delivered on behalf of DTSS such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action as shall be appropriate or advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in DIT, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of DTSS, and otherwise to carry out the purposes of this Agreement. The officers and directors of DIT are fully authorized in the name of and on behalf of DTSS, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing. Further, as soon as practicable after the Effective Time DTSS shall, and (to the extent that it is within its powers to do so), deliver or procure that any other person shall deliver without delay to DIT at its registered office, all records, correspondence, documents, files, memoranda and other papers relating to DTSS required to be kept in the BVI.

6.2 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of DTSS, if the board of directors of DTSS determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of DTSS and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either DTSS or DIT, or any of their respective stockholders/shareholders, directors or officers.

6.3 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the board of directors of the Constituent Entities may amend, modify or supplement this Agreement, notwithstanding approval of this Agreement by the stockholders; provided, however, that an amendment made subsequent to the approval of this Agreement by the stockholders shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (b) alter or change any provision of the Memorandum and Articles of Association of DIT to be effected by the Merger, or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

6.4 Tax-Free Reorganization. The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

6.5 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.6 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.7 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

6.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.9 Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.10 Counterparts. In order to facilitate the filing and recording of this Agreement, it may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

DATASEA INC.

a Nevada corporation

By:
	Name:	Zhixin Liu
	Title:	Chief Executive Officer

DATASEA INTELLIGENT TECHNOLOGY LTD.
a BVI business company

By:
	Name:	Zhixin Liu
	Title:	Director

Appendix

ARTICLES OF MERGER

THESE ARTICLES OF MERGER are made on _______________ 2026 between:

Datasea Inc., a Nevada corporation, with Nevada business identification number NV20141610913, whose registered office is at 1810 E. Sahara Ave, Ste. 1214, Las Vegas, NV 89104, USA (the Merging Company); and

Datasea Intelligent Technology Ltd., a business company incorporated in the British Virgin Islands, with company number 2198304, whose registered office is at Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Surviving Company).

BACKGROUND

(A)	The parties wish to merge in accordance with the Act and [Nevada Revised Statutes].

The parties are entering into these Articles of Merger for the purposes of the Act.

IT IS AGREED as follows.

In these Articles of Merger:

(a)	Act means the BVI Business Companies Act 2004, as amended;

(b)	Plan of Merger means the plan of merger for the merger between the parties dated ____________________2026, a copy of which is attached to these Articles of Merger and marked A; and

(c)	definitions in the Plan of Merger and the Act apply in these Articles of Merger unless the context requires otherwise or the term is defined in these Articles of Merger.

2.	The Plan of Merger is approved.

3.	The Merger will take place at [the Effective Time as defined in the Plan of Merger].

4.	The Merging Company is a company incorporated and existing under the laws of Nevada and therefore has not registered any memorandum and articles (or any equivalent constitutional document) with the BVI Registrar.

5.	The memorandum and articles of association of the Surviving Company were registered by the BVI Registrar on 8 January 2026.

6.	The Merger was approved on behalf of the Merging Company by resolutions of its shareholders passed on [*] and by the approval of the directors of the Merging Company on [*].

7.	The Merger was approved on behalf of the Surviving Company by resolutions of its:

(a)	directors passed on ____________; and

(b)	sole shareholder passed on ____________.

8.	These Articles of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of these Articles of Merger.

9.	The laws of the British Virgin Islands govern these Articles of Merger and their interpretation.

Signatures

Merging Company

Signed for and on behalf of
Datasea Inc.

By:

Name:
Title: Director

Signatures

Surviving Company

Signed for and on behalf of
Datasea Intelligent Technology Ltd.

By:

Name:
Title: Director

A

PLAN OF MERGER

THIS PLAN OF MERGER is made on _______________ 2026 between:

Datasea Inc., a Nevada corporation, with Nevada business identification number NV20141610913, whose registered office is at 1810 E. Sahara Ave, Ste. 1214, Las Vegas, NV 89104, USA (the Merging Company); and

Datasea Intelligent Technology Ltd., a business company incorporated in the British Virgin Islands, with company number 2198304, whose registered office is at Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Surviving Company).

BACKGROUND

The Merging Company and the Surviving Company have entered into an agreement and plan of merger dated __________________ 2026 (the Merger Agreement), pursuant to which, among other things, the Merging Company will merge with and into the Surviving Company, with the Surviving Company being the surviving company in accordance with the terms and conditions set forth therein.

The parties to this Plan of Merger wish to merge in accordance with the Act and Nevada Revised Statutes.

This Plan of Merger is the plan of merger for the Merger for the purposes of the Act.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement.

IT IS AGREED as follows.

In this Plan of Merger:

(a)	Act means the BVI Business Companies Act 2004, as amended;

(b)	Articles of Merger means the articles of merger for the Merger executed by the Merging Company and the Surviving Company, in accordance with the requirements of the Act;

(c)	BVI Registrar means the registrar of corporate affairs of the British Virgin Islands appointed under the Act;

(d)	Effective Time means [the time on the date the Articles of Merger in respect of the Merger are registered by the BVI Registrar / such time on the date subsequent thereto, not exceeding 30 days which is mutually agreed between the Merging Company and the Surviving Company and specified in the Articles of Merger];

(e)	Merger means the merger between the Merging Company and the Surviving Company pursuant to this Plan of Merger, with the Surviving Company being the surviving company; and

definitions in the Act apply in this Plan of Merger unless the context requires otherwise.

10.	The Merging Company and the Surviving Company are the constituent companies.

11.	The Surviving Company is the surviving company, which shall continue to be named "Datasea Intelligent Technology Ltd.".

12.	The authorised capital stock of the Merging Company consists of 25,000,000 shares of common stock, $0.001 par value.

13.	The Merging Company has [10,447,153] shares of common stock in issue, each of which is entitled to vote on the Merger as one class.

14.	The Surviving Company is authorised to issue an unlimited number of shares with no par value divided into (i) an unlimited number of Class A ordinary shares of no par value (Class A Ordinary Shares) and (ii) an unlimited number of Class B ordinary shares of no par value (Class B Ordinary Shares).

15.	The Surviving Company has one Class A Ordinary Share in issue, which is entitled to vote on the Merger.

16.	The Merger will take place at the Effective Time.

17.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement. In particular, at the Effective Time, and in accordance with the terms and conditions of the Merger:

each share of the common stock of $0.001 par value of the Merging Company issued and outstanding immediately prior thereto shall be converted into one fully paid and non-assessable Class A Ordinary Share with no par value each in the Surviving Company with the rights, powers and privileges as described in the memorandum and articles of association of the Surviving Company, except that the 2,000,000 shares of the Common Stock held by each of Zhixin Liu and Fu Liu will be converted into 2,000,000 Class B Ordinary Shares of the Surviving Company, respectively, and all shares of such common stock of the Merging Company shall be cancelled and retired and shall cease to exist;

all outstanding and unexercised portions of each option, warrant and security exercisable or convertible by its terms into the common stock of the Merging Company (including convertible promissory notes), whether vested or unvested, which is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”) shall be assumed by the Surviving Company and shall be deemed to constitute an option, warrant or convertible security, as the case may be, to acquire the same number of Class A Ordinary Shares of the Surviving Company as the holder of such Company Stock Option would have been entitled to receive had such holder exercised or converted such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether such Company Stock Option was in fact exercisable or convertible at such time), at the same exercise price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other material terms and conditions; and the Surviving Company shall take all steps to ensure that a sufficient number of Class A Ordinary Shares is reserved for the exercise of such Company Stock Options; and

immediately upon the Effective Time, the one Class A Ordinary Share of the Surviving Company issued and outstanding and registered in the name of Datasea Inc. shall be automatically cancelled and extinguished for no consideration upon which Datasea Inc. shall cease to be entitled to any rights in respect of such Class A Ordinary Share; and

the Surviving Company will automatically:

(i)	have vested in it all assets of every description, including choses in action and business of each constituent company, and all rights, privileges, immunities, powers, objects and purposes of each constituent company; and

(ii)	be liable for all claims against, debts, liabilities and obligations of each constituent company.

18.	The current memorandum and articles of association of the Surviving Company shall remain as the memorandum and articles of association of the Surviving Company until such time as duly altered or amended.

19.	The directors of the Surviving Company shall continue to be Fu Liu, Zhixin Liu, Chun Kwok Wong, Yan Yang and Yijin Chen.

20.	Each party will execute any document of any kind, and do any other act or thing, that is reasonably necessary to give effect to the Merger.

21.	This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

22.	The laws of the British Virgin Islands govern this Plan of Merger and its interpretation.

[Signature page to follow]

Signatures

Merging Company

Signed for and on behalf of
Datasea Inc.

By:

Name:
Title: Director

Signatures

Surviving Company

Signed for and on behalf of
Datasea Intelligent Technology Ltd.

By:

Name:
Title: Director